Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2021 Incentive Award Plan and the 2021 Employee Stock Purchase Plan of Warby Parker Inc. of our reports dated February 28, 2024, with respect to the consolidated financial statements of Warby Parker Inc. and the effectiveness of internal control over financial reporting of Warby Parker Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

February 29, 2024